Exhibit 99.(c)(3)
S T R I C T L Y P R I V A T E A N D C O N F I D E N T I A L 16 February 2026 Project Mango | Valuation materials

For reference only

CONFIDENTIAL

MTN offer summary based on management estimates

Assumes valuation date of 31-Dec-25; assumes no Special Dividend pre-closing

$mm, except per share values		MTN Offer price
Offer price		**$8.50**
% premium to 30-Jan-26 close[1]	*$7.99*	*6%*
% premium to 04-Feb-26 close[2]	*8.23*	*3%*
% premium to strategic review announcement[3]	*2.51*	*239%*
% premium to median Broker price target	*8.50*	*0%*
% premium to 30-day VWAP	*7.60*	*12%*
% premium to 60-day VWAP	*7.30*	*16%*
% premium to 90-day VWAP	*7.21*	*18%*
% premium to 52-week VWAP	*6.22*	*37%*
% premium to 52-week VWAP (as of 04-Feb-26[2])	*6.27*	*36%*
% premium to YTD VWAP	*7.46*	*14%*
Equity value[4]		**$2,980**
Plus: Firm value adjustments[5]		2,546
Firm value (pre-IFRS)		**$5,526**
Plus: ROU Lease Liabilities[6]		646
Firm value (post-IFRS)		**$6,172**
Implied multiples (02-Feb-26 mgmt. estimates)	*Metric*	
FV / 2025E EBITDA (post-IFRS; post-SBC)	*$955*	6.5x
FV / 2025E EBITDAaL (pre-IFRS; post-SBC)	*847*	6.5x
FV / 2026E EBITDA (post-IFRS; post-SBC)	*$1,022*	6.0x
FV / 2026E EBITDAaL (pre-IFRS; post-SBC)	*886*	6.2x

IMPLIED IHS AFRICA FV / 2026E EBITDAAL (PRE-IFRS; POST-SBC) AT LATAM SALE MULTIPLE (02-FEB-26 MGMT. ESTIMATES)[7]

		MTN Offer price
		$8.50
Latam 2026E FV / EBITDAAL (pre-IFRS) sale multiple / Latam implied sale value (pre-IFRS) ($mm)[7]	**10.0x / $1,118**	5.6x

Source: IHS Management estimates as of 02-Feb-26; Company filings; FactSet as of 30-Jan-26 and 04-Feb-26; Note: VWAPs shown as of 30-Jan-26; Assumes stock based compensation (SBC) as % revenue based on 2024A applied to management estimates; [1] Day prior to TIM leak; [2] Day prior to MTN cautionary announcement; [3] Day prior to Q4'23 earnings on 12-Mar-24; [4] Based on basic shares outstanding of 335.5mm, 15.0mm options with strike price of nil and no RSUs or PSUs as of 31-Dec-25 per management; [5] Net debt and non-controlling interest as of 31-Dec-25 includes $3,234mm in debt, $853mm in cash and $165mm in non-controlling interest per management; [6] $646mm of ROU Lease Liabilities as of 31-Dec-25 represents ROU Lease Liabilities based on management estimates; [7] IHS Africa EBITDA (post-IFRS) adjusted for Holding costs attributable to IHS Latam of ~$16mm based on IHS Latam 2025E EBITDA (post-IFRS) contribution; assumes $35mm of Latam sale transaction fees and taxes; based on Latam Towers firm value (pre-IFRS) of $665mm (based on Macquarie offer of R$3,550mm and net debt of R$92.5mm assuming BRL / USD of 5.2x based on spot rate as of 10-Feb-26) and I-Systems 51% equity value stake of R$950mm implying $453mm firm value (pre-IFRS) per press release as of 11-Feb-26

J.P.Morgan

1

C O N F I D E N T I A L IHS customer, country and shareholder concentration Snapshot For reference only Source: IHS Q3’25 Investor Presentation, IHS management; FactSet Q3’25 REVENUE BY CUSTOMER Q3’25 REVENUE BY SEGMENT Q3’25 SHAREHOLDER BASE 62% 15% 7% 7% 2% 2% 1% 1% 3% 59% 30% 11% 26% 19% 6% 5% 3% 40% Other Nigeria Latam SSA Other An acquisition of IHS by MTN would internalize the infrastructure value chain while consolidating Nigerian exposure and governance control MTN is IHS' largest customer (62% including Latam footprint) and largest shareholder (26%), while Nigeria remains biggest market at 59% of the Group business 2

C O N F I D E N T I A L IHS financial projections IHS management estimates and street consensus; figures shown in $bn EBITDA (POST-IFRS, PRE-SBC) UNLEVERED FREE CASH FLOW1,2 REVENUE EBITDAAL (PRE-IFRS, PRE-SBC) Source: IHS Management estimates as of 02-Feb-26; Street consensus; FYE 31-Dec; 1 Management estimates calculated as NOPAT (pre-IFRS) plus D&A and impairment & other non-cash charges, less capex, minus change in NWC, and plus cash from sale of Rwanda; broker consensus calculated as EBITDAaL (pre-IFRS) less taxes, capex, and change in NWC; 2 Conversion calculated on EBITDA (post-IFRS, pre-SBC) $1.0 $1.1 $1.1 $1.2 $1.3 $1.4 $1.0 $1.0 $1.1 $1.1 $1.2 $1.3 2025E 2026E 2027E 2028E 2029E 2030E $0.4 $0.4 $0.5 $0.5 $0.6 $0.6 $0.4 $0.4 $0.5 $0.5 $0.5 $0.6 2025E 2026E 2027E 2028E 2029E 2030E $0.9 $0.9 $1.0 $1.0 $1.1 $1.2 $0.9 $0.9 $1.0 $1.0 $1.1 $1.2 2025E 2026E 2027E 2028E 2029E 2030E % growth Mgmt 4.6% 3.5% 5.6% 5.6% 5.9% 6.1% Consensus 4.7% 3.2% 7.1% 2.6% 6.4% 6.3% % margin Mgmt 56.8% 58.7% 59.3% 59.8% 60.4% 61.0% Consensus 57.7% 57.6% 58.4% 57.7% 57.9% 57.9% % convers. Mgmt 39.5% 41.7% 46.1% 43.3% 43.3% 42.9% Consensus 44.6% 40.5% 41.8% 44.4% 45.0% 44.3% % margin Mgmt 50.6% 51.1% 51.3% 51.6% 52.3% 53.1% Consensus 50.7% 50.0% 50.9% 52.9% 53.4% 53.4% Management estimates Street consensus For reference only $1.7 $1.8 $1.9 $2.0 $2.1 $2.2 $1.7 $1.8 $1.9 $2.0 $2.1 $2.2 2025E 2026E 2027E 2028E 2029E 2030E 3

CONFIDENTIAL

Preliminary valuation analysis

Assumes valuation date of 31-Dec-25; assumes no Special Dividend pre-closing; share prices rounded to nearest $0.10 except 52-week trading range


FOR REFERENCE ONLY
($ per share)
52-week trading range as of 30-Jan-26[1]
52-week high / low at market close
Broker estimates
Price per share
Trading multiples: 2026E Adj. EBITDA (post-IFRS; post-SBC)
Management estimates
5-year DCF
Management estimates
Current (13-Feb-26): $8.29
04-Feb-26[2]: $8.23
30-Jan-26[1]: $7.99
$8.04
$3.28
Broker A $17.00
$17.00
Broker B $10.00
Broker C $9.00
Broker D $8.50
Broker E $7.50
Broker F $7.00
Broker G $6.00
$6.00
helios towers
$16.40
$8.40
$9.90
$6.80
MTN
Offer price: $8.50
Valuation driver

	52-week trading range	Broker estimates	Trading multiples	5-year DCF
FV / 2026E EBITDA[3] (post-IFRS; post-SBC)	4.2x – 5.9x	5.2x – 9.0x	6.0x – 8.8x	5.5x – 6.5x
FV / 2026E EBITDAaL[4] (pre-IFRS; post-SBC)	4.2x – 6.1x	5.2x – 9.6x	6.2x – 9.4x	5.6x – 6.8x
Metric ($mm), except share prices	Low: $3.28 Date: 31-Jan-25 High: $8.04 Date: 13-Jan-26	Range: $6.00 – $17.00	$1,022	Discount rate: 10.00% – 11.00% TGR: 2.00% – 3.00%
Implied firm value (post-IFRS) ($mm)[5]	$4,342 – $6,011	$5,296 – $9,152	$6,134 – $8,945	$5,585 – $6,678
Implied equity value ($mm)[6]	$1,150 – $2,818	$2,103 – $5,959	$2,941 – $5,753	$2,393 – $3,485

Source: IHS Management estimates as of 02-Feb-26; Company filings as of 30-Sep-25 (Q3'25), FactSet as of 30-Jan-26, 04-Feb-26 and 13-Feb-26; Note: FYE 31-Dec; metrics based on management estimates unless otherwise stated; assumes valuation date of 31-Dec-25; assumes SBC as % revenue based on 2024A applied to management estimates; net debt and non-controlling interest as of 31-Dec-25 includes $3,234mm in debt, $853mm in cash and $165mm in non-controlling interest per management; $646mm of ROU Lease Liabilities as of 31-Dec-25 represents ROU Lease Liabilities based on management estimates used to calculate post-IFRS firm value and EBITDA (post-IFRS) multiples; [1] Day prior to TIM leak; [2] Day prior to MTN cautionary announcement; [3] EBITDAaL (EBITDA after Leases) represents EBITDA (pre-IFRS); [4] EBITDA uses EBITDA (post-IFRS), consistent with IHS financial reporting and broker estimates of EBITDA; [5] Represents implied firm value (pre-IFRS) plus ROU Lease Liabilities of $646mm; [6] Share count based on basic shares outstanding of 335.5mm, 15.0mm options with strike price of nil, and no RSUs or PSUs

J.P.Morgan 4

CONFIDENTIAL

Global tower sector – trading and operating metrics

Firm value, EBITDA and leverage are stated on post-IFRS basis

For reference only

Region	Company	Mkt. Cap ($bn)	Adj. FV ($bn)	Revenue '25E-'27E CAGR	EBITDA '25E-'27E CAGR	EBITDA '25E Margin	ALFCF[1] '25E Conversion	ALFCF[1] '25E Yield	FRO Adj. FV / EBITDA '25E	FRO Adj. FV / EBITDA '26E	FRO EqV / ALFCF[1] '25E	FRO EqV / ALFCF[1] '26E	Net leverage[2]	Annualized dividend yield
FRO	IHS Management estimates[3]	$2.8	$6.0	4.5%	6.9%	55.2%	46.2%	15.8%	6.3x	5.9x	6.3x	5.7x	3.1x	NA
Africa	IHS Street consensus (PF Rwanda)[3,4]	$2.8	$6.0	6.3%	6.7%	56.8%	42.2%	14.7%	6.2x	6.0x	6.8x	6.6x	3.2x	NA
Africa	helios towers	2.7	4.5	8.3%	10.0%	53.7%	39.8%	6.8%	9.7x	8.8x	14.8x	12.8x	3.8x	NA
Africa	**Average**			**7.3%**	**8.3%**	**55.3%**	**41.0%**	**10.8%**	**7.9x**	**7.4x**	**10.8x**	**9.7x**	**3.5x**	**NA**
Latam	telesites	2.8	6.0	6.0%	6.0%	96.1%	46.5%	12.7%	7.7x	7.3x	7.9x	6.7x	2.8x	4.7%
Latam	SITES	1.3	5.9	8.9%	9.1%	93.6%	NA	NA	6.4x	5.8x	NA	NA	4.9x	NA
Latam	**Average**			**7.4%**	**7.6%**	**94.8%**	**46.5%**	**12.7%**	**7.0x**	**6.5x**	**7.9x**	**6.7x**	**3.8x**	**4.7%**
US	American Tower	90.2	141.9	4.2%	4.3%	75.7%	62.8%	5.5%	17.8x	17.1x	18.0x	17.1x	5.2x	3.5%
US	Crown Castle	39.6	66.8	(1.5%)	(1.4%)	76.5%	65.5%	5.4%	20.5x	21.7x	18.5x	19.5x	7.1x	5.3%
US	SBA	21.5	36.3	0.7%	1.7%	75.1%	65.4%	6.6%	16.8x	16.7x	15.3x	15.5x	6.5x	2.2%
US	**Average**			**1.1%**	**1.6%**	**75.8%**	**64.6%**	**5.8%**	**18.4x**	**18.5x**	**17.3x**	**17.4x**	**6.3x**	**3.7%**
EU	cellnex	24.2	50.4	5.1%	5.3%	87.6%	57.6%	9.3%	12.9x	12.3x	10.8x	10.3x	6.2x	2.4%
EU	INWIT	9.5	15.4	4.8%	4.9%	91.4%	52.8%	6.5%	13.2x	12.6x	15.4x	13.9x	5.3x	6.2%
EU	**Average**			**4.9%**	**5.1%**	**89.5%**	**55.2%**	**7.9%**	**13.0x**	**12.4x**	**13.1x**	**12.1x**	**5.7x**	**4.3%**

Source: Company filings, Wall Street research, FactSet as of 30-Jan-26 and 13-Feb-26, IHS trading and operating metrics as of unaffected date (30-Jan-26); Note: For all companies, firm value and EBITDA are stated on a post-IFRS, post-ASC 842, post-IND AS-116 basis for purposes of trading and operating comparables; For American peers, EBITDA is post-SBC; For non-U.S. operators where broker estimates for ALFCF or RLFCF unavailable, ALFCF is defined as (adjusted net income + D&A – maintenance capex), for U.S. operators AFFO used as proxy for ALFCF; Maintenance capex estimated at 1.5% of revenue where not available; Excluding minority and non-controlling interest; [2] Based on LTM EBITDA instead of reported metric; [3] Figures deduct Rwanda contribution of ~$30mm EBITDA based on management estimates as of 02-Feb-26; [4] Figures are pro forma for sale of Rwanda portfolio assuming $175.0mm upfront consideration, $94.5mm deferred consideration and $18.7mm ROU Lease Liabilities based on public filings, and $0.0mm debt at country level based on company filings

J.P.Morgan

5

C O N F I D E N T I A L Preliminary discounted cash flow analysis | Management estimates Values in $mm; assumes valuation date of 31-Dec-25 and 10.5% midpoint discount rate; assumes SBC as % revenue based on 2024A; includes adjustments for Latam IRU BTS change in receivables after 2030 Source: IHS Management estimates as of 02-Feb-26; Company filings, FactSet as of 30-Jan-26; Note: FYE 31-Dec; assumes valuation date of 31-Dec-25; tax rate calculated as a weighted average based on 2025E EBITDA contributions; assumes mid-year discounting; 1 $646mm in ROU Lease Liabilities as of 31-Dec-25 from management used to calculate post-IFRS firm value and EBITDA multiples; 2 Represents the present value of future receivables adjustments due to IRU BTS non-cash revenue reversals; 3 Net debt and non-controlling interest as of 31-Dec-25 includes $3,234mm in debt, $853mm in cash and $165mm in non-controlling interest per management; 4 Represents implied firm value (pre-IFRS) plus ROU Lease Liabilities of $646mm; 5 EBITDAaL uses EBITDA (pre-IFRS; post-SBC); 6 EBITDA uses EBITDA (post-IFRS; post-SBC); 7 2030E EBITDA used in terminal multiple includes $138mm potential future potential discounts as shown in the terminal period; 8 Based on basic shares outstanding of 335.5mm, 15.0mm options with strike price of nil and no RSUs or PSUs; 9 Day prior to TIM leak $mm Dec-24A Dec-25E Dec-26E Dec-27E Dec-28E Dec-29E Dec-30E TV Revenue $1,655 $1,731 $1,791 $1,891 $1,997 $2,115 $2,243 $2,299 % growth 4.6% 3.5% 5.6% 5.6% 5.9% 6.1% 2.5% % rolling CAGR (based on 2025E revenue) 3.5% 4.5% 4.9% 5.1% 5.3% EBITDA (post-IFRS) $890 $983 $1,052 $1,122 $1,195 $1,276 $1,367 $1,379 % margin 53.8% 56.8% 58.7% 59.3% 59.8% 60.4% 61.0% 60.0% Less: Ground lease expense (108) (137) (151) (164) (170) (177) (182) % revenue 6.2% 7.6% 8.0% 8.2% 8.0% 7.9% 7.9% EBITDA (pre-IFRS) $875 $915 $971 $1,031 $1,106 $1,190 $1,198 % margin 50.6% 51.1% 51.3% 51.6% 52.3% 53.1% 52.1% Less: SBC (28) (29) (31) (33) (35) (37) (38) % revenue 1.6% 1.6% 1.6% 1.6% 1.6% 1.6% 1.6% Less: D&A (excluding IFRS 16 leases) & impairment (122) (316) (329) (346) (375) (351) (362) Less: Future discounts - - - - - - (138) EBIT $725 $570 $610 $652 $697 $803 $660 Less: Taxes (234) (183) (197) (210) (224) (259) (213) % tax rate 32.2% 32.2% 32.2% 32.2% 32.2% 32.2% 32.2% NOPAT $491 $386 $414 $442 $472 $544 $447 Plus: D&A (excluding IFRS 16 leases) 292 305 319 336 365 340 362 % total capex 119.5% 103.9% 94.9% 98.6% 102.8% 91.6% 95.0% Plus: Impairment & other (170) 12 11 11 11 11 - % revenue (9.8%) 0.7% 0.6% 0.5% 0.5% 0.5% 0.0% Less: Discretionary capex (156) (192) (234) (233) (242) (251) (258) % revenue 9.0% 10.7% 12.4% 11.7% 11.4% 11.2% 11.2% Less: Non-discretionary capex (89) (101) (102) (107) (113) (120) (123) % revenue 5.1% 5.7% 5.4% 5.4% 5.3% 5.4% 5.4% Plus / Less: Change in NWC 19 7 54 52 59 64 - % change in revenue 24.8% 11.3% 54.5% 48.4% 50.5% 49.5% 0.0% Plus: Cash from sale of Rwanda (post-2025) 23 55 18 - - - UFCF $388 $439 $517 $518 $552 $587 $428 Memo: Cumulative discounted UFCF - $417 $862 $1,266 $1,655 $2,029 PV of UFCF ($mm) PV of terminal value ($mm) Implied firm value ($mm) (pre-IFRS) FV / 2026E Adj. EBITDAaL (post-SBC)5 TV / 2030E Adj. EBITDAaL (post-SBC)7 Implied share price 8 TVGR TVGR TVGR TVGR TVGR Pre-2030 Post-20302 2.0% 2.5% 3.0% 2.0% 2.5% 3.0% 2.0% 2.5% 3.0% 2.0% 2.5% 3.0% 2.0% 2.5% 3.0% Discount rate 10.00% $2,052 ($30) $3,467 $3,720 $4,009 $5,489 $5,742 $6,031 6.2x 6.5x 6.8x 6.0x 6.5x 7.0x $8.39 $9.12 $9.94 10.50% 2,029 (28) 3,197 3,417 3,666 5,198 $5,418 5,667 5.9x 6.1x 6.4x 5.7x 6.1x 6.6x $7.57 $8.19 $8.90 11.00% 2,007 (27) 2,958 3,151 3,368 4,939 5,132 5,348 5.6x 5.8x 6.0x 5.5x 5.8x 6.2x $6.83 $7.38 $7.99 ROU liabilities ($mm)1 Equity value ($mm)3 Implied firm value ($mm) (post-IFRS)4 FV / 2026E Adj. EBITDA (post-SBC)6 TV / 2030E Adj. EBITDA (post-SBC)7 Premium to 30-Jan-26 share price 9 TVGR TVGR TVGR TVGR TVGR 2.0% 2.5% 3.0% 2.0% 2.5% 3.0% 2.0% 2.5% 3.0% 2.0% 2.5% 3.0% 2.0% 2.5% 3.0% Discount rate 10.00% $646 $2,943 $3,196 $3,485 $6,135 $6,388 $6,678 6.0x 6.2x 6.5x 5.7x 6.1x 6.5x 5% 14% 24% 10.50% 646 2,652 2,872 3,121 5,844 $6,064 6,314 5.7x 5.9x 6.2x 5.5x 5.8x 6.2x (5%) 3% 11% 11.00% 646 2,393 2,586 2,802 5,585 5,778 5,995 5.5x 5.7x 5.9x 5.2x 5.5x 5.9x (15%) (8%) 0% 6

C O N F I D E N T I A L Preliminary discount rate analysis – Consolidated Source: FactSet, Barra, J.P. Morgan estimates, Bloomberg; Note: Market data as of 16-Jan-26; capitalization figures sources from latest public filings 1 U.S. 10-year treasury bond yield as of 15-Jan-26; 2 Relevered historical beta is implied based on unlevering historical levered beta for each respective company based on their current capital structure and 5-year historical weighted average tax rate then subsequently relevering based on debt/total cap target of 35.0% and target marginal tax rate of 25.0%; 3 Calculated as weighted average of country-level cost of debt on 10-year unsecured notes, weighted based on 2025E EBITDA – non-discretionary capex contribution from management estimates as of 02-Feb-26; 4 Assumes pre-tax cost of debt of 8.6%, debt/total cap target of 35.0% and tax rate of 25.0% DISCOUNT RATE SUMMARY CAPITAL STRUCTURE BENCHMARKS Risk free rate1 4.17% Equity risk premium 3.50% ― 4.50% Levered beta 0.9 ― 1.3 Country risk premium 3.6% ― 3.6% Cost of equity 11.0% ― 13.7% Pre-tax cost of debt3 8.6% Post-tax cost of debt 6.4% Debt / total cap target 35.0% Calculated discount rate 9.38% ― 11.13% Selected discount rate 10.00% ― 11.00% Market cap Debt/ total cap Levered Relevered historical 2 Company Barra Historical Africa IHS $2,613 59.8% 1.280 1.559 1.033 Helios Towers 2,295 45.8% 0.873 0.825 0.709 LatAm Towers Telesites 2,591 46.0% 0.764 0.394 0.338 Sitios 1,346 76.8% 0.789 0.363 0.146 North America American Tower 86,241 34.1% 0.489 0.742 0.750 Crown Castle 39,845 37.3% 0.575 0.710 0.689 SBA 20,821 41.9% 0.494 0.742 0.675 Europe Cellnex 20,588 55.2% 0.615 0.806 0.588 Inwit 7,748 44.4% 0.580 0.520 0.457 Mean 49.0% 0.718 0.740 0.598 Median 45.8% 0.615 0.742 0.675 COST OF EQUITY VS. DEBT / TOTAL CAP TARGET4 COST OF EQUITY VS. PRE-TAX COST OF DEBT4 Cost of equity 11.0% 11.9% 12.8% 13.7% Pre-tax cost of debt 7.6% 9.1% 9.7% 10.3% 10.9% 8.1% 9.2% 9.8% 10.4% 11.0% 8.6% 9.4% 10.0% 10.5% 11.1% 9.1% 9.5% 10.1% 10.7% 11.3% 9.6% 9.6% 10.2% 10.8% 11.4% FRO Cost of equity 11.0% 11.9% 12.8% 13.7% Debt / total cap 15.0% 10.3% 11.1% 11.8% 12.6% 25.0% 9.8% 10.5% 11.2% 11.9% 35.0% 9.4% 10.0% 10.5% 11.1% 45.0% 8.9% 9.4% 9.9% 10.4% 55.0% 8.5% 8.9% 9.3% 9.7% 7

C O N F I D E N T I A L Agenda Page 1 Appendix 8

For reference only

CONFIDENTIAL

IHS share price performance since January 2023

IHS MILESTONES AGAINST NIGERIA FX BACKDROP

1. **07-Sep-23:** MTN announces 2,500 site cancellation in Nigeria with IHS (**-18.6%** price reaction)
2. **30-Jan-24:** Significant devaluation of the Naira coinciding with the Central Bank of Nigeria introducing sweeping reforms to the foreign exchange market (**-19.8%** price reaction)
3. **09-Feb-24:** Airtel Nigeria renews IHS contract for 2,500 colocations in addition to 5G amendments and BTS sites, as well as commits 3,950 tenancies over next five years (**+7.0%** price reaction)
4. **12-Mar-24:** IHS selects J.P. Morgan to evaluate strategic alternatives for its business across portfolio and capital allocation priorities as part of FY23 earnings (**+12.7%** price reaction)
5. **07-Aug-24:** IHS and MTN announce renewal and extension of all Nigerian tower MLAs covering 25,000+ tenancies, including 1,430 tenancies renegotiated from Sep-23 announcement, through 2032 (**+16.7%** price reaction)
6. **14-Nov-24:** IHS announces successful refinancing of $1.2bn through issuance of dual tranche Senior Notes to remove and reduce shorter term maturity debt (**+1.5%** price reaction)
7. **23-Dec-24:** IHS completes sale of 70% interest in IHS Kuwait to Zain Group at enterprise value of $230mm (**-3.4%** price reaction)
8. **20-Jan-25**: Nigerian government approves 50% tariff increase for MNOs (**+7.5%** price reaction)
9. **18-Mar-25:** IHS delivered strong FY24 earnings largely driven by FX stability and major contract renewals (**+13.3%** price reaction)
10. **08-May-25:** Nigeria pays off IMF's $3.4bn Covid loan to exit debt list (**-3.9%** price reaction)
11. **20-May-25:** Along with Q1'25 earnings, IHS announced sale of its Rwanda operations to Paradigm Tower Ventures at enterprise value of $274.5mm (**-11.0%** price reaction)
12. **30-May-25:** Nigeria Upgraded to B3 by Moody's on Fiscal, Forex Gains (**+2.2%** price reaction)
13. **12-Aug-25:** IHS delivered strong 2Q25 earnings as operational performance and FX more than offset lower FX resets, power indexation headwinds, and Rwanda sale (**+8.5%** price reaction)
14. **12-Nov-25:** IHS delivered strong Q3'25 earnings ahead of expectations, driven by favorable FX tailwinds and strong operations, leading to a raised full-year outlook (**+2.2%** price reaction)
15. **14-Nov-25:** Nigeria outlook revised to Positive from Stable; B-/B Ratings affirmed (**+0.2%** price reaction)

SHARE PRICE PERFORMANCE


NGN / USD
IHS Share Price
$22.00
$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
1,800
1,600
1,400
1,200
1,000
800
600
400
1,389
$7.99
+30%
Jan-23
Aug-23
Mar-24
Nov-24
Jun-25
Jan-26
1
2
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Share Price Premiums

	30-Jan-26[1]	$8.50
Premium to 30-Jan-26 share price[1]	$7.99	6%
Premium to 04-Feb-26 close[2]	$8.23	3%
30-day VWAP[3]	$7.60	12%
60-day VWAP[3]	$7.30	16%
90-day VWAP[3]	$7.21	18%
90-day VWAP (15-Aug-25)[4]	$5.76	48%
90-day VWAP (02-Sep-25)[5]	$5.91	44%
52-week VWAP	$6.22	37%

Key Reference Points

	Jan-23	Jul-23	Jan-24	Jul-24	Feb-25	Aug-25	Dec-25	Jan-26
IHS EV / 1yr fwd. EBITDA	5.7x	5.7x	4.8x	5.1x	5.2x	5.8x	5.7x	5.9x
USD Nigeria Discount rate			12.0%	12.5%	11.4%	11.5%	10.1%	9.9%
Barrel price	$82.82	$85.22	$82.98	$81.39	$77.11	$70.55	$64.22	$61.35

Source: Company filings, FactSet as of 30-Jan-26 and 04-Feb-26, Reuters, International Monetary Fund, Bloomberg; [1] Day prior to TIM leak; [2] Day prior to MTN announcement; [3] VWAP as of 30-Jan-26; [4] 90-day VWAP as of 15-Aug-25 per Non-Binding Proposal; [5] 90-day VWAP as of 02-Sep-25 per Revised Non-Binding Proposal

J.P.Morgan

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For reference only

CONFIDENTIAL

IHS broker valuation benchmarking

Brokers present forecasts on a USD basis

Broker	Report date	Price target (USD)
Broker A	12-Nov-25	$17.00
Broker B	12-Nov-25	$10.00
Broker C	21-Nov-25	$9.00
Broker D	23-May-25	$8.50
Broker E	12-Nov-25	$7.50
Broker F	12-Nov-25	$7.00
Broker G	14-Nov-25	$6.00

Median PT / % premium to 30-Jan-26 share price[1]	
Median incl. Broker A:	$8.50 / +6.4%
Median excl. Broker A:	$8.00 / +0.1%
Memo: 30-Jan-26 share price	*$7.99*

Source: Wall Street research; FactSet as of 30-Jan-26; [1] Day prior to TIM leak

J.P.Morgan
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